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                                                                  EXHIBIT (5)(b)


SUPPLEMENTAL TERM INSURANCE RIDER
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       We, National Life Insurance Company, will pay the Supplemental Term
       Insurance Amount, subject to the terms of this rider, in addition to the Death Benefit of this policy, when we receive at our Home Office due proof that the Insured died while this rider was in force.

       The date of issue of this rider is the policy Date of Issue unless a later date is set forth below.

SUPPLEMENTAL TERM
INSURANCE AMOUNT

       Under Option A, the Supplemental Term Insurance Amount shall be the Term Insurance Amount stated in the Policy Schedule A less any excess of the policy Death Benefit Standard over:

              1. the policy Face Amount on the date of the Insured's death; less
              2. the amount of any Monthly Deductions then due; less
              3. any debt to us on this policy;


       but not less than zero.


       Under Option B, the Supplemental Term Insurance Amount shall be the Term Insurance Amount stated in the Policy Schedule A less any excess of the policy Death Benefit Standard over:

              1. the policy Face Amount on the date of the Insured's death; plus
              2. the Account Value of the policy on the date of the Insured's death; less
              3. the amount of any Monthly Deductions then due; less
              4. any debt to us on this policy;


       but not less than zero.

       Option B will not be available if the Death Benefit Compliance Test is The Cash Value Accumulation Test.

       We will pay the Supplemental Term Insurance Amount to the Beneficiary when we receive at our Home Office due proof that the Insured died while this rider was in force. We will pay the Supplemental Term Insurance Amount in one sum unless a Payment Option, as described in the policy to which this rider is attached, is chosen. If the Supplemental Term Insurance Amount is paid in one sum, it shall be increased by interest from the date of the Insured's death to the date of payment. We will set the rate of interest at not less than the Basis of Computations Interest Rate shown in the Policy Schedule.


                                                 National Life Insurance Company
                  One National Life Drive * Montpelier, Vermont * (802) 229-3333
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9006(0898)                                                                Page 1
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SUICIDE LIMITATION

       If the Insured dies within two years of the date of issue of this rider as the result of suicide while sane or insane, we will pay only the sum set forth in the Suicide Limitation provision of the policy. Payment will be made to the Beneficiary.

COST OF SUPPLEMENTAL
TERM INSURANCE
AMOUNT

       The Cost of Supplemental Term Insurance Amount rate on any day shall be based on the Insured's then Attained Age, sex (if applicable) and the rate class of the Term Insurance Amount on the date of issue of this rider.

       On any Monthly Policy Date, the Cost of Supplemental Term Insurance Amount shall be the product of:

              1. the Cost of Supplemental Term Insurance Amount rate on such date divided by $1,000; multiplied by
              2. the Supplemental Term Insurance Amount on such date, divided by the sum 1.00 plus the monthly Basis of Computations Interest Rate shown in Policy Schedule A.

       We may change the Cost of Supplemental Term Insurance Amount rates from time to time based on our expectations of future experience. Any change in the Cost of Supplemental Term Insurance Amount rates shall apply to all riders of the same size and duration, insuring persons of the same Attained Age and rate class as the Insured. The Cost of Supplemental Term Insurance Amount rates shall not be greater than the rates set forth in the table of Guaranteed Maximum Cost of Insurance Rates shown in Policy Schedule E. These rates are based on the Mortality Table named in Policy Schedule A.

SUPPLEMENTAL TERM
INSURANCE AMOUNT
DECREASES

       The Owner may request that the Supplemental Term Insurance Amount be decreased. A decrease may only be made during the lifetime of the Insured. We will send the Owner a revised Policy Schedule if a decrease is made.

       We will require a written request from the Owner. A decrease in the Supplemental Term Insurance Amount shall be effective on the Monthly Policy Date on or next following our receipt of the request.

       Decreases will not be permitted which would reduce the sum of the Face Amount plus the amounts insured in force under this policy to less than any of the following:

              1. the minimum coverage amount for which the policy would qualify as "Life Insurance" for Federal Income Tax purposes under the Internal Revenue Code; or

              2. the Minimum Face Amount shown in the Policy Schedule.



                                                 National Life Insurance Company
                  One National Life Drive * Montpelier, Vermont * (802) 229-3333
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9006(0898)                                                                Page 2
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       A decrease in total insurance coverage shall apply in the following order:

              1. first, to any increases in Face Amount or to the addition of any Supplemental Term Insurance Riders providing coverage on the life of the Insured in the reverse order in which they were made;
              2. second, to the Face Amount on the Date of Issue.


       If both an increase in Face Amount and the addition of a Supplemental Term Insurance Rider providing coverage on the life of the Insured became effective on the same date, a decrease in total coverage made effective on that date shall apply in the following order:

              1. first, to any increase in total insurance coverage resulting from the addition of an Supplemental Term Insurance Rider providing coverage on the life of the Insured;
              2. second, to any increase in Face Amount;
              3. third, to the Face Amount on the Date of Issue.


INCONTESTABILITY

       After this rider has been in force during the life of the Insured for two years from its date of issue, we will not contest it.

MISSTATEMENT OF AGE OR SEX

       If it is found that the amount of any benefit provided by this rider is incorrect because of misstatement as to the age or sex (if applicable) of the Insured, the amount of the benefit will be equitably adjusted on the basis of the correct facts.

CONSIDERATION

       This rider is issued in consideration of the application for the rider and the monthly cost of the rider. The rider and a copy of the application for the rider shall become part of the policy on the date of issue of the rider.

TERMINATION

       This rider shall terminate on the earliest of:

              1. the date the policy terminates; or
              2. any Monthly Policy Date requested, if before that date we receive at our Home Office written request for termination.


       When this rider terminates:

              1. all rights under this rider shall cease; and
              2. there shall be no further monthly costs for this rider; and
              3. the policy shall be considered as separate and complete without this rider.



                                                 National Life Insurance Company
                  One National Life Drive * Montpelier, Vermont * (802) 229-3333
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9006(0898)                                                                Page 3
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REINSTATEMENT

              If the policy to which this rider is attached is reinstated, this rider will be reinstated according to the same terms.

Signed for National Life Insurance Company at Montpelier, Vermont, as of the date of issue of this rider, by



               [SIG]

               Chairman of the Board
                       and
               Chief Executive Officer













                                                 National Life Insurance Company
                  One National Life Drive * Montpelier, Vermont * (802) 229-3333
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9006(0898)                                                                Page 4